UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2014

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P.A.M. TRANSPORTATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15057	71-0633135
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

297 West Henri De Tonti, Tontitown, Arkansas 72770

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (479) 361-9111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2014, the Board of Directors of P.A.M. Transportation Services, Inc. (the “Company”) approved a short-term cash incentive plan (the “Plan”) for 2014 for the Company’s named executive officers and certain other employees providing for cash bonus awards to be determined based on the achievement of certain operating ratio performance targets as of December 31, 2014. The amount of the bonus can vary from zero to 100% of base salary for our Chief Executive Officer, Daniel H. Cushman, and from zero to 60% of base salary for our Chief Financial Officer, Allen W. West. Under the Plan, if the Company’s operating ratio for 2014 is less than 97%, Mr. Cushman will receive a bonus ranging from 20% to 100% of base salary and Mr. West will receive a bonus ranging from 20% to 60% of base salary. The maximum bonus under the Plan is earned if the Company’s operating ratio for 2014 is less than 93%. For purposes of the Plan, the applicable base salary will be the officer’s base salary in effect as of December 31, 2014. Operating ratio will be determined by dividing the Company’s operating expenses for the year ended December 31, 2014, by the Company’s operating revenues for the year ended December 31, 2014, as each is determined in accordance with U.S. generally accepted accounting principles, except that both operating revenues and operating expenses will be reduced by the amount of fuel surcharge revenue. Bonuses earned will be payable in five annual installments with 50% of the bonus amount payable in 2015 and the remaining amount to be payable in four equal annual installments. The Plan replaces the Company’s previously adopted cash incentive bonus plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.A.M. TRANSPORTATION SERVICES, INC.
(Registrant)

Date: August 13, 2014	By:	/s/ Daniel H. Cushman
Daniel H. Cushman President and Chief Executive Officer